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                                                                  EXHIBIT 12


                   STATEMENT OF COMPUTATION OF CERTAIN RATIOS
                              OF WEST ONE BANCORP



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
                                                                        Six Months Ended
                                                                            June 30,
                                                                    -------------------------
                                                                      1994              1995
                                                                     ------             -----
                                                                      (Dollars in thousands)
Average Balance Sheet Data:
  Total assets                                                      $7,791,419       $8,678,824
  Total loans                                                        5,457,122        6,149,767
  Shareholders' equity                                                 633,754          730,018

Nonperforming loans at period-end                                       17,895           17,779
Net loans charged-off during period                                      5,247            5,189
Net income                                                              48,838           57,016

Ratios
  Return on average total assets                                          1.26%            1.32%
  Return on average shareholders' equity                                 15.54            15.75
  Allowance for credit losses to
    nonperforming loans                                                    437              467
  Net loans charged-off to average loans                                  0.19             0.17
  Average shareholders' equity to
    average assets                                                        8.13             8.41


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